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                                            Exhibit 2.1 STOCK PURCHASE AGREEMENT

                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                                   THE BUYER

                             FLEXXTECH CORPORATION

                                      AND
                                  THE SELLERS

                                   W3M, INC.
                          DBA PARADIGM CABLING SYSTEMS
                                MICHAEL CUMMINGS
                                ASHFORD CAPITAL

                                     DATED

                                AUGUST 20, 2002



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         THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of August 20,
2002, is made by and between Flexxtech Corporation, a Nevada Corporation ("FLEXXTECH"), the buyer, and W3M, Inc., a California Corporation, Michael Cummings, an individual and Ashford Capital, LLC, a California Limited Liability Corporation, the Sellers (hereafter "Seller") of Common Stock of W3M, Inc. ("W3M").

         WHEREAS FLEXXTECH and Seller have agreed that FLEXXTECH shall purchase all common and preferred (if any) stock of W3M owned by Seller, with each corporation surviving pursuant to their respective state's laws.

         NOW THEREFORE, in consideration of the mutual promises and of the terms, conditions, representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                          SALE AND PURCHASE OF SHARES

         1.1 AGREEMENT TO PURCHASE SHARES. Upon the terms and subject to the conditions of this Agreement, FLEXXTECH hereby agrees to purchase Eighty percent (80%) of the issued and outstanding common and preferred stock of W3M (the "Purchase Price"). Seller currently has __________ common and __________ preferred shares of issued and outstanding stock and, FLEXXTECH will purchase Eighty percent (80%) of issued stock of W3M (the "Common Stock"). Michael Cummings and Ashford Capital, LLC hold the Stock.

         1.2 CONSIDERATION FOR SHARE PURCHASE. In exchange for the Common Stock of Seller, FLEXXTECH agrees to deliver Two hundred and Fifty Thousand Dollars ($250,000) for working capital. and exchange One Million Four Hundred and Twenty-Five Thousand Dollars ($1,425,000) of Preferred Stock of Flexxtech Corporation (OTCBB: FLXC). The shares shall be allocated to the Seller as follows: Michael Cummings, to receive $712,500 of Preferred stock of Flexxtech Corporation in exchange for ______________ representing forty percent (40%) shares of W3M Common Stock, Ashford Capital, LLC to receive $712,500 of Preferred stock of Flexxtech Corporation in exchange for ______________ representing forty percent (40%) shares of W3M Common Stock.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF W3M, Inc.

          W3M represents and warrants to, and agrees with FLEXXTECH as follows up to any amounts received by Selling Shareholders:

         2.1 ORGANIZATION. W3M, Inc. ("W3M") is a corporation duly organized, validly existing and in good standing under the laws of the State of California. W3M has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. W3M is duly qualified to do business and in good standing in each jurisdiction in which its property or business makes such qualification necessary. W3M has heretofore delivered to FLEXXTECH true, accurate and complete copies of W3M's Articles of Incorporation and By-Laws as in affect on the date hereof and minutes of all meetings of shareholders and directors of W3M held through and including the date of this Agreement. W3M is not in violation of any of the provisions of its Articles of Incorporation or its By-Laws.

         2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by Seller and, no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement, enforceable against it in accordance with it terms.



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         2.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, (i) to the best knowledge of Seller after due inquiry ("Best Knowledge"), conflict with or violate any law, regulation, court order, judgment or decree applicable to Seller or W3M or by which its properties are bound or affected; (ii) violate or conflict with either the Certificate of Incorporation or By-Laws of; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination or cancellation of, or result in the creation of a lien on any of the properties of Seller or W3M pursuant to any contract to which it is a party or by which Seller or W3M or any of its respective properties is bound or affected.

         2.4 EMPLOYMENT AGREEMENT. Michael Cummings agrees to execute an employment agreement with W3M, Inc.

         2.5 FINANCIAL STATEMENTS. The attached financial statements (Exhibit A) dated August 27, 2002 represent fairly the financial condition of the Company.

                                  ARTICLE III

                                 MISCELLANEOUS

         3.1 FEES AND EXPENSES. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expense incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

         3.2 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein, and the indemnification provisions herein, shall survive the execution and delivery of this Agreement, and all statements contained in any certificate or other instrument delivered by Seller hereunder or there under or in connection herewith or therewith shall be deemed to constitute representations and warranties made by Seller.

         3.3 PARTIES IN INTEREST. All representations, warranties, covenants and agreements contained in this Agreement shall be binding and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. FLEXXTECH can assign this agreement.

         3.4 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or entity, by overnight express mail or mailed by certified or registered mail, return receipt requested, addressed as follows:

     (a)      If to SELLER:
              Michael Cummings                   Walter Wright
              W3M, Inc.                          Ashford Capital, LLC
              20902 Bake Parkway, Suite 112      20902 Bake Parkway, Suite 112
              Lake Forest, California 92630      Lake Forest, California 92630

     (b)      If to BUYER:
              Flexxtech Corporation
              5777 West Century Blvd., Suite 767
              Los Angeles, California 90045
              Attn: Greg Mardock, President

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

         3.5 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to its conflicts of laws provisions. Venue for any legal action arising out of this Agreement shall be Orange County, California.

         3.6 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, constitutes the sole and entire agreement of the parties and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

         3.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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         3.8 AMENDMENTS. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of Seller.

         3.9 SEVERABILITY. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision of this Agreement shall not be affected thereby.

         3.10 HEADINGS AND SUBHEADINGS. The headings and subheadings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

         3.11 EFFECTIVENESS; BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Seller, and their respective successors and assigns.

         3.12 FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of FLEXXTECH or Seller, FLEXXTECH and Seller shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm, carry out and to effectuate fully the intent and purposes of this Agreement and the Purchase Agreement.

         3.13 CLOSING. The Closing for this transaction shall be on August 27, 2002 at 5:00 p.m. pacific standard time.



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         IN WITNESS WHEREOF, the Shareholders of W3M, Inc., the Officers of W3M,
Inc., and FLEXXTECH have executed this Agreement as of this day and year first written above.

SELLING SHAREHOLDERS

MICHAEL CUMMINGS, AN INDIVIDUAL

/s/ Michael Cummings
---------------------------------
By:  Michael Cummings
Shareholder, an individual

ASHFORD CAPITAL, LLC

/s/ Walter Wright
---------------------------------
By:  Walter Wright, Manager
Shareholder and Manager

W3M, INC. (DBA PARADIGM CABLING SYSTEMS)

/s/ Michael Cummings
---------------------------------
By:  Michael Cummings
President, Director, Shareholder

PURCHASER

FLEXXTECH CORPORATION

/s/ Greg Mardock
---------------------------------
By:  Greg Mardock
Its President